UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: February 11, 2005

ASSURANT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31978	39-1126612

(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor New York, NY		10005

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 859-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry Into a Material Definitive Agreement

     On February 7, 2005, the Board of Directors of Assurant, Inc. (the “Company”) amended and restated the Assurant Investment Plan, and renamed such plan the “Assurant, Inc. Deferred Compensation Plan.” Key terms of the Plan are described below.

     Eligibility. Employees and directors are eligible to participate in the Plan; provided, however, that employees must be members of a select group of management or highly compensated employees of the Company.

     Administration. The Plan will be administered by the Board of Directors and a committee designated by the Board to perform certain of its duties and responsibilities under the Plan.

     Participant Deferral Accounts. Participants may elect to defer up to 50% of annual base salary and up to 100% of incentive payments or directors fees. Such amounts will be automatically withheld from the participant’s paycheck, or, in the case of incentive payments or directors fees, at the time such payments would otherwise be paid to the participant. Participants will be fully vested in their deferral accounts.

     Company Discretionary Accounts. The Company may, but is not required to, credit a participant’s “Company discretionary account” on an annual basis in an amount, if any, chosen by the Company in its sole discretion. Participants will vest in their Company discretionary accounts pursuant to a vesting schedule approved by the administrator.

     Deferral Elections. Deferral elections must be made before the last day of the plan year preceding the plan year in which the participant is to perform the services giving rise to the compensation. Notwithstanding the foregoing, in the participant’s first plan year of eligibility, he or she must make a deferral election no later than thirty (30) days after the date he or she became eligible to participate. With respect to incentive payments which qualify as performance-based compensation (as such term is defined in the Plan), the participant may make an election to defer such payments no later than six (6) months prior to the last day of the period during which the participant performs the services giving rise to the performance-based compensation. Unless otherwise provided by the administrator, participants may not change their deferral elections that are in effect for a plan year.

      Investment Elections. Participants may elect one or more “measurement funds” chosen by the administrator for the purpose of crediting or debiting additional amounts to his or her account balance. The measurement funds are used to track “phantom” investment returns only, and participants will not be considered to be actual investors in such funds. Account balances under the Plan are bookkeeping entries only. The administrator may discontinue, substitute, or add measurement funds to the Plan in its discretion, and participants may change their deemed investment election on a daily basis.

     Distributions under the Plan. Participants will receive a distribution under the Plan (i) upon a fixed date designated in the participant’s deferral election, if any; (ii) upon his or her termination of employment; (iii) upon his or her death or disability; or (iv) in limited circumstances, upon the occurrence of an unforeseeable financial emergency. Participants will elect the form of distribution in connection with their deferral election, and distributions cannot be accelerated except as otherwise permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

     Upon a participant’s termination of employment for any reason other than death, disability or an authorized leave of absence, the participant will receive his or her vested account balance, paid pursuant to his or her distribution election. Specified employees will not receive any portion of their vested account balance prior to the date which is six months after the date of his or her termination of employment.

     Upon a participant’s death while employed, his or her beneficiary will receive a survivor benefit in an amount equal to the participant’s entire vested account balance, paid pursuant to his or her distribution election. Upon a participant’s death after his or her termination of employment or disability, but before the termination benefit or disability benefit is paid in full, the participant’s unpaid termination benefit or disability benefit payments will continue and will be paid to the participant’s beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the participant had the participant survived.

     If a participant incurs a disability under the terms of the Plan, he or she will receive his or her entire vested account balance, paid pursuant to his or her distribution election.

     Leave of Absence. Upon a participant’s authorized, paid leave of absence from the Company, the participant’s deferral amount will continue to be withheld from the participant’s earnings, incentive payments and/or director fees. Upon a participant’s authorized, unpaid leave of absence from the Company, the participant’s automatic deferrals will be excused until the earlier of the date the leave of absence expires or the participant returns to a paid service status. Upon such expiration or return, deferrals will resume.

     Termination and Amendment of the Plan. The Plan may be terminated or amended at any time. Upon a complete or partial termination of the Plan, vested account balances will be paid to participants, in an amount determined as if they had incurred a termination of employment on the date of Plan termination. Termination of the Plan may not adversely affect the rights of any participant or beneficiary under the Plan. No amendment may decrease or restrict the value of a participant’s vested account balance in existence at the time of such amendment, calculated as if the participant had incurred a termination of employment as of the date of such amendment.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.
Dated: February 10, 2005	By:	/S/ Douglas R. Lowe
Name: Douglas R. Lowe
Title: Vice President and Corporate Counsel

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